Exhibit 99.1

News Release
CONTACT:
Mr. Frank Cesario,
PHONE: 847-391-9492
INTERNET: iscoir@iscointl.com

ISCO INTERNATIONAL REPORTS QUARTERLY RESULTS

Mt. Prospect, IL (July 22, 2003) — ISCO International, Inc. (AMEX: ISO), a leading global supplier of interference-control solutions for the wireless telecommunications industry, today reported financial results for the second quarter of 2003.

ISCO reported consolidated net revenues of $336,000 and $1,571,000 for the three-month and six-month periods ending June 30, 2003, respectively, versus $134,000 and $1,697,000 during the comparable periods of 2002. The consolidated net loss was $2,113,000 and $5,264,000 for the three-month and six-month periods ending June 30, 2003, respectively, versus $4,009,000 and $7,789,000 during the same periods of 2002.

The improvement in net loss was due primarily to the cost reductions implemented during the past several quarters, including the continuation of the Company’s outsourced manufacturing strategy. The largest increase in costs during the first half of 2003, as compared to the first half of 2002, were increases in legal expenses associated with the ongoing patent litigation and non-cash compensation charges.

“The second quarter provided mixed results on an operating level,” said Dr. Amr Abdelmonem, CEO. “ISCO’s revenues were very disappointing, but there are reasons for optimism.

“First, many expected orders did not materialize during the second quarter. A number of customers have delayed capital spending until the second half of the year. These delays have given ISCO a more positive outlook for the fourth quarter this year and beyond. ISCO also has increased its customer base substantially during the past 12 months, now listing as customers four large North American wireless operators, including the majority of regions of one of these entities, and one large Israeli wireless operator. Two of the North American wireless operators were added during the second quarter of 2003.

“Second, perhaps the greatest positive that came out of the second quarter was the indication from several customers that they expect ISCO’s products to be line items in their 2004 capital budgets. This process is ongoing and speculative, and we look for this information to provide insight into our 2004 forecast, which we expect to share during the second half of 2003. We do, however, have reason to believe these figures may be significant.

“Third, despite substantially lower than expected revenue, ISCO was able to record its third consecutive quarter with a positive gross margin and a sharply reduced net loss. The cash outflow from operations was $0.9 million for the first six months of the year, a substantial improvement from the first six months of any previous year.

“ISCO still faces a number of challenges”, said Dr. Abdelmonem. “The Company still needs to solidify its financial position and, while we are actively pursuing potential funding, there can be no assurance of success. Securing adequate capital resources is critical to the execution of ISCO’s business plan and to ensure its viability. Related to this topic, the Company drew $300,000 from its credit line on July 21st, leaving $700,000 which may be drawn upon in the future at the discretion of the lenders. No warrants were issued in connection to this transaction.

“Additionally, we still face the uncertain outcome of the ongoing patent litigation. We were dealt a severe blow when the jury decided against us during April, including damages against us in favor of our competitor. We continue to pursue the post-trial motion process to restore our patent protection and reverse the damage award.

“Finally, while the telecommunications sector has shown marked improvement during recent weeks, the environment remains very challenging.”

ISCO has the broadest range of interference-control solutions in the industry. Its ANF™ (Adaptive Notch Filter™) line is the only patented product in the world that suppresses in-band interference in a CDMA carrier within 20 milliseconds. The company also provides the widest range of configurations for HTS out-of-band interference solutions that support cellular, PCS, 2.5G and 3G systems. Its products include the smallest, failure-proof all-temperature HTS filter on the market today, the patented ATP™ system. ISCO has also developed ultra-high-performance super-conducting front-end products, including both transmitter and receiver products for emerging data-capable WCDMA and CDMA 2000 systems. These next generation wireless systems are expected to replace current wireless systems over the next several years.

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain “forward-looking statements” that reflect the Company’s current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company’s ability to obtain additional financing in the future; the Company’s history of net losses and the lack of assurance that the Company’s earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company’s ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

	Three Months Ending
	June 30,	June 30,
	2003	2002

	UNAUDITED
Net sales	$336,000	$134,000
Costs and expenses:
Cost of sales	332,000	589,000
Research and development	234,000	920,000
Selling and marketing	226,000	637,000
General and administrative	1,371,000	2,029,000

Total costs and expenses	2,163,000	4,175,000
Operating loss	$(1,827,000)	$(4,041,000)
Other income (expense):
Interest income	1,000	32,000
Interest expense, incl. Warrants	(287,000)	—
Other income, net	—	—

Total other income (expense)	$(286,000)	$32,000
Net loss	$(2,113,000)	$(4,009,000)
Basic and diluted loss per common share	$(0.02)	$(0.03)
Weighted average number of common shares outstanding	147,975,000	147,943,000

	Six Months Ending
	June 30,	June 30,
	2003	2002

	UNAUDITED
Net sales	$1,571,000	$1,697,000
Costs and expenses:
Cost of sales	962,000	2,127,000
Research and development	524,000	1,698,000
Selling and marketing	499,000	1,335,000
General and administrative	4,300,000	4,211,000

Total costs and expenses	6,285,000	9,371,000
Operating loss	$(4,714,000)	$(7,674,000)
Other income (expense):
Interest income	3,000	54,000
Interest expense, incl. Warrants	(553,000)	(169,000)

Total other income (expense)	$(550,000)	$(115,000)
Net loss	$(5,264,000)	$(7,789,000)
Basic and diluted loss per common share	$(0.04)	$(0.06)
Weighted average number of common shares outstanding	147,966,000	138,624,000

Selected Balance Sheet Information:	(unaudited)	(audited)
	June 30,	December 31,
	2003	2002

Cash and equivalents	$315,000	$216,000
Working Capital excl. Debt	$(1,505,000)	$1,334,000
Total Assets	$17,066,000	$19,183,000
Debt, Long-term and Short-term	$3,000,000	$2,000,000
Stockholders’ Equity	$11,161,000	$15,380,000

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